Exhibit 99.1

JOINT FILING AGREEMENT OF

NOVARTIS BIOVENTURES LTD.

AND

NOVARTIS AG

The undersigned persons agree and consent pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, as of the date set forth below, to the joint filing on their behalf of the Schedule 13D to which this Exhibit is attached, in connection with their beneficial ownership of the common stock of Marina Biotech, Inc. at July 21, 2010 and agree that such statement is filed on behalf of each of them.

NOVARTIS BIOVENTURES LTD.

Dated: August 2, 2010	/s/ Henri Simon Zivi
By: Henri Simon Zivi
Title: Deputy Chairman

Dated: August 2, 2010	/s/ Hanna Szepietowska
By: Hanna Szepietowska
Title: Authorized Signatory

NOVARTIS AG

Dated: August 3, 2010	/s/ Bruno Heynen
By: Bruno Heynen
Title: Authorized Signatory

Dated: August 3, 2010	/s/ Felix Senn
By: Felix Senn
Title: Authorized Signatory